SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                  FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                       Commission File Number 33-88240


           FEDERATED SAVINGS PLAN FOR EMPLOYEES OF LAZARUS PA, INC.
            (Exact name of registrant as specified in its charter)


                          7 West Seventh Street
                         Cincinnati, Ohio  45202
                             (513) 579-7000
	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            PLAN INTERESTS
	(Title of each class of securities covered by this Form)


                                 NONE
	(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]             Rule 12h-3(b)(1)(i)     [X]

    Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(1)(ii)    [ ]

    Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(i)     [ ]

    Rule 12g-4(a)(2)(ii)    [ ]             Rule 12h-3(b)(2)(ii)    [ ]

                                            Rule 15d-6              [ ]


    Number of holders of record as of the certification or notice date: Zero


	SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Federated Savings Plan for Employees of Lazarus PA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 30, 1997                    FEDERATED SAVINGS PLAN FOR EMPLOYEES
                                        OF LAZARUS PA, INC.



                                        By:     /s/ John R. Sims
                                        John R. Sims,
                                        Chairman of the Pension and
                                        Profit Sharing Committee